EXHIBIT 4.2


                         FORM OF
               BORROWER SECURITY AGREEMENT


          AGREEMENT dated as of July 19, 1994, made by FLEMING
COMPANIES, INC., an Oklahoma Corporation (with its successors, the "Pledgor"), in favor of MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Collateral Agent.


                    R E C I T A L S :

          A. Pursuant to the Credit Agreement, dated as of July 19, 1994 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among the Pledgor, the Banks listed therein, the Agents listed therein and Morgan Guaranty Trust Company of New York, as Managing Agent for the Banks, the Banks have agreed (i) to make loans to the Pledgor up to an aggregate principal amount of $2,200,000,000 and
(ii) to issue certain letters of credit for the account of the Pledgor.

          B. It is contemplated that the Pledgor may enter into one or more agreements ("Interest Rate Protection Agreements") with one or more of the Banks (as hereinafter defined) regarding the interest rates with respect to loans under the Credit Agreement (all obligations of the Pledgor now existing or hereafter arising under such Interest Rate Protection Agreements, collectively, the "Interest Rate Obligations").

          C. It is contemplated that the Pledgor may have or enter into one or more agreements ("Further Letter of Credit Agreements") with one or more of the Banks to issue certain letters of credit (in addition to those issuable pursuant to the Credit Agreement) for the account of the Pledgor in an aggregate face amount of up to $160,000,000.

          D. It is a condition precedent to the obligations of the Banks to make the loans under the Credit Agreement and a condition precedent to any letters of credit being issued under the Credit Agreement and may be a condition precedent to any Bank entering into Interest Rate Protection Agreements or entering into or maintaining Further Letter of Credit Agreements that the Pledgor execute and deliver this Agreement.

          E. In order to comply with certain negative pledge clauses in other instruments and agreements by which it is bound, the Pledgor must, with respect to certain of the Collateral (as hereinafter defined), secure certain other obligations existing on the date hereof equally and ratably with its obligations under the Credit Agreement and the notes issued pursuant thereto.

          F. This Agreement is given by the Pledgor in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties, to the extent provided for herein, to secure the payment and performance of all of the Secured Obligations (as hereinafter defined).

                    A G R E E M E N T :

          NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor and the Collateral Agent hereby agree as follows:

          Section 1. Pledge. As collateral security for the payment and performance when due of all the Secured Obligations, the Pledgor hereby pledges, assigns, transfers and grants to the Collateral Agent for the benefit of the Secured Parties, a continuing first priority security interest in and to all of the right, title and interest of the Pledgor in, to and under the following (collectively, the "Collateral"):

          (a) each and every Receivable (as hereinafter defined) now existing or hereafter arising from time to time;

          (b) all Inventory (as hereinafter defined) now existing or hereafter acquired from time to time;

          (c) the Collateral Account (as hereinafter defined) and all cash deposited therein or other property held therein from time to time;

          (d) all Documents (as hereinafter defined) relating to any of the foregoing; and

          (e) all Proceeds (as hereinafter defined) of any and all of the foregoing;

provided that the Collateral shall not include Excepted Inventory and Excepted Receivables and provided further that the Non-Bank Secured Parties shall be entitled to the benefits of only the Security Interests in the Intercompany Receivables Collateral.

          Section 2. Secured Obligations. This Agreement secures, and the Collateral is collateral security for, the payment and performance in full when due, whether at stated maturity, by acceleration or otherwise (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the filing of a petition in bankruptcy or the operation of the automatic stay under Section 361(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)), of (i) all obligations of the Pledgor now existing or hereafter arising under or in respect of the Credit Agreement, all Interest Rate Obligations of the Pledgor now existing or hereafter arising under or in respect of any Interest Rate Protection Agreement, all obligations of the Pledgor now existing or hereafter arising under or in respect of any Further Letter of Credit Agreement and all obligations of the Pledgor now existing or hereafter arising with respect to the principal of and premium, if any, and interest on the Existing Indenture Obligations (including, without limitation, the Pledgor's obligations to pay principal, interest and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the obligations contained in the Credit Agreement, the obligations contained in any Interest Rate Protection Agreement and the obligations contained in any Further Letter of Credit Agreement) and (ii) without duplication of the amounts described in clause (i), all obligations of the Pledgor now existing or hereafter arising under or in respect of this Agreement (the obligations described in clauses (i) and (ii), collectively, the "Secured Obligations").

          No Interest Rate Protection Agreement or Further Letter of Credit Agreement, or any amount payable in connection therewith, shall constitute a Secured Obligation unless the Pledgor has designated it as such (and any references herein to an Interest Rate Protection Agreement or Further Letter of Credit Agreement shall include only those that have been so designated) by delivering to the Collateral Agent a certificate signed by a Responsible Officer which shall identify the obligation so designated and specify the name and address of the counter party thereto and, in the case of any Further Letter of Credit Agreement, certify that, after giving effect to such designation, the aggregate undrawn face amount of all letters of credit that are outstanding on such date (or that a Bank is obligated to issue after such date) under all Further Letter of Credit Agreements plus the aggregate amount of all reimbursement obligations (but not any interest thereon) for amounts previously drawn and remaining unpaid under letters of credit issued pursuant to all Further Letter of Credit Agreements does not exceed $160,000,000.

          Section 3. No Release. Nothing set forth in this Agreement shall relieve the Pledgor from the performance of any term, covenant, condition or agreement on the Pledgor's part to be performed or observed under or in respect of any of the Collateral or from any liability to any Person under or in respect of any of the Collateral or shall impose any obligation on the Collateral Agent or any Secured Party to perform or observe any such term, covenant, condition or agreement on the Pledgor's part to be so performed or observed or shall impose any liability on the Collateral Agent or any Secured Party for any act or omission on the part of the Pledgor relating thereto or for any breach of any representation or warranty on the part of the Pledgor contained in this Agreement, any Interest Rate Protection Agreement, any Further Letter of Credit Agreement or any other Operative Agreement, or under or in respect of the Collateral or made in connection herewith or therewith. The obligations of the Pledgor contained in this Section 3 shall survive the termination of this Agreement and the discharge of the Pledgor's other obligations under this Agreement, any Interest Rate Protection Agreement, any Further Letter of Credit Agreement and under the other Operative Agreements.

          Section 4.  Supplements by the Collateral Agent.
The Pledgor hereby authorizes the Collateral Agent, without relieving the Pledgor of any obligations hereunder, to file financing statements, continuation statements and other documents, relative to all or any part thereof, without the signature of the Pledgor where permitted by law, and the Pledgor shall make, execute, endorse, acknowledge, file or refile or make available (or, upon the occurrence of an Event of Default, deliver) to the Collateral Agent from time to time such lists, descriptions and designations of the Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements (but in this instance only where required by law), conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the security interests hereby granted, which the Collateral Agent reasonably deems appropriate or advisable, wherever required or permitted by law, in order to perfect and preserve the rights and interests granted to the Collateral Agent hereunder or to carry into effect the purposes of this Agreement or better to assure and confirm unto the Collateral Agent its respective rights, powers and remedies hereunder. All of the foregoing shall be at the sole cost and expense of the Pledgor.

          Section 5.  Representations, Warranties and Covenants.
The Pledgor represents, warrants and covenants as follows:

          (a) Corporate Existence and Power. The Pledgor is a corporation duly incorporated, validly existing and in good standing under the laws of Oklahoma, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

          (b) Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Pledgor of this Agreement are within the Pledgor's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provisions of applicable law or regulation or of the certificate of incorporation or by-laws of the Pledgor or result in the creation or imposition of any Lien (other than those contemplated by this Agreement) on any asset of the Pledgor.

          (c) Necessary Filings. Within 3 Business Days of the date hereof, Pledgor shall cause the filing of all filings, registrations and recordings necessary, appropriate or requested by the Collateral Agent to create, preserve, protect and perfect the security interest granted by the Pledgor to the Collateral Agent hereby in respect of the Collateral. Upon the filing of all such filings, registrations and recordings, the security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement in and to the Collateral shall constitute and hereafter will constitute a perfected security interest therein, superior and prior to the rights of all other Persons therein and subject to no other Liens other than Permitted Liens.

          (d) No Liens. The Pledgor is as of the date hereof, and, as to Collateral acquired by it from time to time after the date hereof, the Pledgor will be, the owner of all Collateral free from any Lien or other right, title or interest of any Person other than Permitted Liens, and the Pledgor shall defend the Collateral against all claims and demands, other than Permitted Liens, of all Persons at any time claiming any interest therein adverse to the Collateral Agent or any Secured Party.

          (e) Other Financing Statements. There is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral other than financing statements relating to Permitted Liens, and so long as any of the Secured Obligations remain unpaid or the Commitments of the Banks to make any Loan or to issue any Letter of Credit shall not have expired, the Pledgor shall not execute, authorize or permit to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Collateral, except financing statements filed or to be filed in respect of and covering Permitted Liens.

          (f) Chief Executive Office; Records. The chief executive office of the Pledgor is located at 6301 Waterford Boulevard, Oklahoma City, Oklahoma 73126. The Pledgor shall not move its chief executive office, except to such new location as the Pledgor may establish in accordance with the last sentence of this
Section 5(f). All tangible evidence of the Receivables constituting Collateral of the Pledgor and the only original books of account and records of the Pledgor relating to the Collateral are, and will continue to be, kept at such chief executive office, or at any such new location for such chief executive office as the Pledgor may establish in accordance with the last sentence of this
Section 5(f), or at such other locations as are set forth on
Schedule 5(f) or Schedule A hereto, as such Schedules may be amended from time to time. All Collateral of the Pledgor is, and will continue to be, controlled and monitored (including, without limitation, for general accounting purposes) from such chief executive office location shown above, from such new location as the Pledgor may establish in accordance with the last sentence of this Section 5(f), or from such other locations as are set forth on
Schedule 5(f) or Schedule A hereto, as such Schedules may be amended from time to time. The Pledgor shall not establish a new location for its chief executive office nor shall it change its name until (i) it shall have given the Collateral Agent not less than 20 days' prior written notice of its intention so to do, clearly describing such new location or name and providing such other information in connection therewith as the Collateral Agent may request, and (ii) with respect to such new location or name, the Pledgor shall have taken all action satisfactory to the Collateral Agent or the Required Banks to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral intended to be granted hereby.

          (g) Location of Inventory. All Inventory (other than Inventory constituting Excepted Inventory and Excepted Receivables) held on the date hereof by the Pledgor is located at one of the locations shown on Schedule A hereto, except for Inventory in transit in the ordinary course of business to or from one or more of such locations. All Inventory now held or subsequently acquired shall be kept at one of the locations shown on Schedule A hereto, except for Inventory in transit in the ordinary course of business to or from one or more of such locations, or such new location as the Pledgor may establish if (i) in the case of any location not within a jurisdiction covered by financing statements filed pursuant to this Agreement, it shall have given to the Collateral Agent at least 10 days' prior written notice of its intention so to do, clearly describing such new location and providing such other information in connection therewith as the Collateral Agent may request and, in the case of any other location, it gives the Collateral Agent written notice of such location within 10 days after such action, and (ii) with respect to such new location, the Pledgor shall have taken all action satisfactory to the Collateral Agent or the Required Banks to maintain the perfection and priority of the security interest in the Collateral intended to be granted hereby.

          (h) Authorization, Enforceability. The Pledgor has the requisite corporate power, authority and legal right to pledge and grant a security interest in all the Collateral pursuant to this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms.

          (i) No Consents, etc. No consent of any party (including, without limitation, stockholders or creditors of the Pledgor or any account debtor under a Receivable) and no consent, authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required either (x) for the pledge by the Pledgor of the Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by the Pledgor, or (y) for the exercise by the Collateral Agent of the rights provided for in this Agreement, or (z) for the exercise by the Collateral Agent of the remedies in respect of the Collateral pursuant to this Agreement.

          (j) Collateral. All information set forth herein, including the Schedules annexed hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party in connection with this Agreement, in each case, relating to the Collateral, is accurate and complete in all respects.

          (k) Initial Evidence of Collateral. Other than in connection with the sale or lease of Computer Equipment or other equipment, all of the Pledgor's rights to payment for goods sold or services performed (other than for services provided in connection with sales or leases of Computer Equipment) are and will be initially evidenced by only accounts, provided that in connection with the refurbishment or expansion of an existing store supplied by the Pledgor or the initial stocking of a store not previously supplied by the Pledgor, the Pledgor may sell a stock of inventory in consideration for a retailer note or chattel paper.

          Section 6.  Special Provisions Concerning Receivables.

          (a) Maintenance of Records. The Pledgor shall keep and maintain at its own cost and expense satisfactory and complete records of each Receivable, in a manner consistent with prudent business practices, and the Pledgor shall make the same available to the Collateral Agent for inspection, at the Pledgor's sole cost and expense, during customary business hours upon demand. Upon the occurrence and during the continuance of an Event of Default, the Pledgor shall, at the Pledgor's sole cost and expense, deliver all tangible evidence of Receivables, including, without limitation, all documents evidencing Receivables and any books and records relating thereto, to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by the Pledgor) at any time upon the demand of the Required Banks. Upon the cure or waiver of any Event of Default, the Collateral Agent shall promptly return all evidence and books and records to the Pledgor. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent, with the consent of the Required Banks, may transfer a full and complete copy of the Pledgor's books, records, credit information, reports, memoranda and all other writings relating to the Receivables to and for the use by any Person that has acquired or is contemplating acquisition of an interest in the Receivables or the Collateral Agent's security interest therein without the consent of the Pledgor.

          (b) Modification of Terms, etc. The Pledgor shall not rescind or cancel any indebtedness evidenced by any Receivable constituting part of the Collateral or modify any term thereof or make any adjustment with respect thereto, or extend or renew any such indebtedness or compromise or settle any dispute, claim, suit or legal proceeding relating thereto other than in the ordinary course of business consistent with past practice. The Pledgor shall timely fulfill all obligations on its part to be fulfilled under or in connection with the Receivables.

          (c) Collection. The Pledgor shall take all actions to cause to be collected from the account debtor of each of the Receivables constituting part of the Collateral, as and when due (including, without limitation, Receivables that are delinquent, such Receivables to be collected in accordance with generally accepted commercial collection procedures), any and all amounts owing under or on account of such Receivable, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Receivable. Subject to the rights of the Collateral Agent hereunder upon the occurrence of an Event of Default, the Pledgor may, with respect to a Receivable constituting part of the Collateral, allow in the ordinary course of business
(i) a refund or credit due as a result of returned or damaged or defective merchandise and (ii) such extension of time to pay amounts due in respect of such Receivables and such other modifications of payment terms or settlements in respect of such Receivables as shall be commercially reasonable in the circumstances, all in accordance with the Pledgor's ordinary course of business consistent with its collection practices as in effect from time to time. The costs and expenses (including, without limitation, attorney's fees) of collection, in any case, whether incurred by the Pledgor, the Collateral Agent or any Secured Party, shall be paid by the Pledgor.

          (d) Instruments. If the Pledgor receives from any Person any instrument or chattel paper in exchange or substitution for or in payment or other satisfaction of any account constituting part of the Collateral and, after giving effect thereto the aggregate outstanding face amount of all such instruments and chattel paper received from such Person and its Affiliates by the Pledgor exceeds $125,000, the Pledgor shall deliver to the Collateral Agent, within 10 days after receipt of the instrument or chattel paper in question by the Pledgor, all such instruments and chattel paper. Any instrument or chattel paper delivered to the Collateral Agent pursuant to this Section 6(e) shall be appropriately endorsed (if applicable) to the order of the Collateral Agent, as agent for the Secured Parties, and shall be held by the Collateral Agent as further security hereunder. If there is a bank or trust company located in Oklahoma City, satisfactory to the Collateral Agent in its reasonable discretion, willing and able to serve, on terms satisfactory to the Collateral Agent in its reasonable discretion, as a co-agent pursuant to
Section 30, the Collateral Agent shall, if so requested by or on behalf of the Pledgor, appoint such a bank as co-agent for purposes of holding such instruments and chattel paper in custody. The Pledgor may, on at least three Domestic Business Days' notice to the Collateral Agent or any such co-agent, as the case may be (or such shorter period as may be agreed to by the Collateral Agent or any such co-agent from time to time or in any particular instance), obtain redelivery of any such instrument or chattel paper to it for purposes of cancellation or surrender to the maker thereof either in exchange for a substitute note or against payment thereof.

          (e) Upon the occurrence and during the continuance of an Event of Default, if the Collateral Agent, at the request of the Required Banks, so directs, the Pledgor shall cause all payments on account of the Receivables constituting part of the Collateral to be held by the Collateral Agent as cash collateral in the Collateral Account, upon acceleration or otherwise. Without notice to or assent by the Pledgor, the Collateral Agent may apply any or all amounts then or thereafter held as cash collateral in the manner provided in Section 11. The costs and expenses (including, without limitation, reasonable attorney's fees) of collection, whether incurred by the Collateral Agent or any Secured Party, shall be paid by the Pledgor.

          Section 7.  Provisions Concerning All Collateral.

          (a) Protection of the Collateral Agent's Security. The Pledgor shall not take any action that impairs the rights of the Collateral Agent or any Secured Party in the Collateral. The Pledgor shall at all times keep the Inventory insured at the Pledgor's own expense, to the Collateral Agent's reasonable satisfaction, against fire, theft and all other risks to which the Collateral may be subject, in such amounts and with such deductibles as would be maintained by operators of businesses similar to the business of the Pledgor. Within 30 days of the date hereof, each policy or certificate with respect to such insurance shall be endorsed to the Collateral Agent's satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as an additional insured and as provided in the next succeeding sentence) and such policy or certificate shall be delivered to the Collateral Agent. Each such policy shall state that (i) it cannot be canceled without 30 days prior written notice to the Collateral Agent, (ii) no claim in excess of $25,000,000 shall be settled with the insurance provider without the prior consent of the Collateral Agent and (iii) the Collateral Agent shall be a loss payee on any claim in excess of $25,000,000. At least 10 days prior to the expiration of any such policy of insurance, the Pledgor shall deliver to the Collateral Agent either (i) an extension or renewal policy or an insurance certificate evidencing renewal or extension of such policy, or (ii) notice that such policy has not been extended or renewed. If such policy has not been extended or renewed, the Pledgor agrees to consult with the Collateral Agent, and to furnish any information that the Collateral Agent may request, as to the status of negotiations with such insurance provider. If the Pledgor shall fail to insure such Collateral in accordance with prudent industry practices or if the Pledgor shall fail to so endorse and deposit, or to extend or renew prior to expiration, all such insurancepolicies or certificates with respect thereto, the Collateral Agent shall have the right (but shall be under no obligation) to advance funds to procure or renew or extend such insurance and the Pledgor agrees to reimburse the Collateral Agent for all costs and expenses thereof, with interest on all such funds from the date advanced until paid in full at 1% plus the rate that would be applicable to Tranche A Base Rate Loans under the Credit Agreement.

          (b) Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent, as directed by the Required Banks, shall have the option to apply any proceeds of insurance received by it pursuant to this Agreement toward the payment of the Secured Obligations in accordance with Section 11 hereof or to continue to hold such proceeds in the Collateral Account as additional collateral to secure the performance by the Pledgor of the Secured Obligations. So long as no Event of Default shall have occurred and be continuing, the Pledgor shall have the option (i) to direct the Collateral Agent to apply any proceeds of insurance received by it toward payment of the Secured Obligations in accordance with Section 11 hereof or (ii) to elect, by delivery of written notice to the Collateral Agent, to apply the proceeds of such insurance to the repair or replacement of the item or items of Collateral in respect of which such proceeds were received. In the event that the Pledgor elects to apply such proceeds to the repair or replacement of any item of Collateral pursuant to clause (ii) of the preceding sentence, the Collateral Agent shall release such proceeds from the Collateral Account as soon as practicable following its receipt of the Pledgor's written notice of such election. The Pledgor shall upon its receipt of such proceeds promptly commence and diligently continue to perform such repair or promptly effect such replacement.

          (c) Payment of Taxes; Claims. The Pledgor shall pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Collateral. Notwithstanding the foregoing, the Pledgor may at its own expense contest the amount or applicability of any of the obligations described in the preceding sentence by appropriate legal or administrative proceedings, prosecution of which operates to prevent the collection thereof and the sale or forfeiture of the Collateral or any part thereof to satisfy the same; provided, however, that in connection with such contest, the Pledgor shall, at the option and upon the request of the Collateral Agent (a) have made provision for the payment of such contested amount on the Pledgor's books if and to the extent required by generally accepted accounting principles, and (b) upon the occurrence and continuance of an Event of Default, have deposited with the Collateral Agent in the Collateral Account a sum sufficient to pay and discharge such obligation and the Collateral Agent's estimate of all interest and penalties related thereto, if requested by the Required Banks.

          (d) Financing Statements. The Pledgor shall sign and deliver to the Collateral Agent such financing and continuation statements, in form acceptable to the Collateral Agent, as may from time to time be required to continue and maintain a valid, enforceable, first priority security interest in the Collateral as provided herein and the other rights, as against third parties (other than Permitted Liens), provided hereby, all in accordance with the Uniform Commercial Code as enacted in any and all relevant jurisdictions or any other relevant law. The Pledgor shall pay any applicable filing fees and other expenses related to the filing of such financing and continuation statements. The Pledgor authorizes the Collateral Agent to file any such financing or continuation statements without the signature of the Pledgor where permitted by law.

          (e) Warehouse Receipts Non-Negotiable. If any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of the Inventory, the Pledgor shall not permit such warehouse receipt or receipt in the nature thereof to be negotiable.

          Section 8.  Transfers and Other Liens.   Except in
connection with sales and other dispositions permitted by the Credit Agreement, the Pledgor shall not (i) sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral other than sales and other dispositions of Inventory in the ordinary course of business or (ii) create or permit to exist any Lien upon or with respect to any of the Collateral other than Permitted Liens and the Lien and security interest granted to the Collateral Agent under this Agreement.

          Section 9. Reasonable Care. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property, it being understood that the Collateral Agent shall not have responsibility for taking any necessary steps to preserve rights against any Person with respect to any Collateral.

          Section 10.  Remedies Upon Default; Obtaining the
Collateral Upon Event of Default. (a) If an Event of Default shall have occurred and be continuing, then and in every such case, the Collateral Agent, upon being instructed to do so by the Required Banks, may:

          (i) Personally, or by agents or attorneys, immediately take possession of the Collateral, or any part hereof, from the Pledgor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose enter upon the Pledgor's premises where any of the Collateral is located and remove such Collateral and use in connection with such removal any and all services, supplies, aids and other facilities of the Pledgor.

          (ii) Instruct the obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Receivables) constituting the Collateral to make any payment required by the terms of such instrument or agreement directly to the Collateral Agent; provided, however, that in the event that any such payments are made directly to the Pledgor, prior to receipt by any such obligor of such instruction, the Pledgor shall segregate all amounts received pursuant thereto in a separate account and pay the same promptly to the Collateral Agent.

          (iii) Sell, assign or otherwise liquidate, or direct the Pledgor to sell, assign or otherwise liquidate, any or all investments made in whole or in part with the Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment or liquidation.

          (iv) Take possession of the Collateral or any part thereof, by directing the Pledgor in writing to deliver the same to the Collateral Agent at any place or places designated by the Collateral Agent, in which event the Pledgor shall at its own expense: (a) forthwith cause the same to be moved to the place or places so designated by the Collateral Agent and there be delivered to the Collateral Agent; (b) store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent; and (c) while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. The Pledgor's obligation to deliver the Collateral is of the essence of this Agreement. Upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by the Pledgor of such obligation.

          (b)  Remedies; Disposition of the Collateral.

               (i) Upon the occurrence and continuance of an Event of Default, the Collateral Agent, upon being instructed to do so by the Required Banks, may from time to time exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the Uniform Commercial Code as enacted in any and all relevant jurisdictions or under any other relevant law at the time of an event of default, and the Collateral Agent may also in its sole discretion, without notice except as specified below, (i) withdraw all cash in the Collateral Account and apply such cash and any other cash held by it as Collateral as specified in Section 11 and (ii) if there is no such cash, or if such cash is insufficient to pay all the Secured Obligations, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.
The Collateral Agent or any other Secured Party or any of their respective Affiliates may be the purchaser of any or all of the Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at such sale, to use and apply any of the Secured Obligations owed to such Person as a credit on account of the purchase price of any Collateral payable by such Person at such sale. Each purchaser at any such sale shall acquire the property sold absolutely free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay or appraisal hereafter enacted. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Th Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Pledgor hereby waives, to the fullest extent permitted by law, any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

               (ii) The Pledgor agrees that, to the extent notice of sale shall be required by law, 5 days' notice from the Collateral Agent of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to the Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

          (c) Waiver of Claims. Except as otherwise provided herein, the Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Collateral Agent's taking possession of any of the Collateral or of the Collateral Agent's disposition of any of the Collateral, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which the Pledgor would otherwise have under law, and the Pledgor hereby further waives, to the fullest extent permitted by applicable law:
(i) all damages occasioned by such taking of possession; (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent's rights hereunder; and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against the Pledgor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through or under the Pledgor.

          Section 11. Application of Proceeds. (a) The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies as a secured creditor as provided in Section 10 hereof (or held by it pursuant to Section 18 hereof) and any cash held in the Collateral Account shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent while an Event of Default has occurred and is continuing, upon being instructed to do so by the Required Banks, as follows:

          First, to the payment of all costs and expenses, fees, commissions and taxes of such sale, collection or other realization, including, without limitation, reasonable compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, together with interest on each such amount at 1% plus the rate that would be applicable to Tranche A Base Rate Loans under the Credit Agreement from and after the date such amount is due, owing or unpaid until paid in full;

          Second,

          (a) in the case of any Intercompany Receivables Collateral, to pay the Secured Obligations ratably (or provide for the payment thereof pursuant to subsection (b) of this Section), until payment in full of all such Secured Obligations shall have been made (or so provided for), provided that before making any payment pursuant to this subclause (a) of clause Second ratably to the holders of the Secured Obligations, the Collateral Agent shall first apply solely to the Non-Bank Secured Obligations any amount held by it pursuant to subclause (ii)(A) of Section 18(b) and provided further that the principal amount outstanding to any Bank under any Interest Rate Protection Agreement at the time any such payments are to be distributed in accordance with this clause Second shall be the amount of the Pledgor's obligations then due and payable (including any early termination payments then due) to such Bank under such Interest Rate Protection Agreement; and

          (b) in the case of any Bank Collateral, to pay the Secured Obligations (other than the Non-Bank Secured Obligations) ratably (or provide for the payment thereof pursuant to subsection
(b) of this Section), until payment in full of all such Secured Obligations shall have been made (or so provided for), provided that the principal amount of the outstanding Interest Rate Obligations of any Bank at the time any such payments are to be distributed in accordance with this clause shall be the amount of the Pledgor's obligations then due and payable (including any early termination payments then due) to such Bank under the applicable Interest Rate Protection Agreement(s); and

          Third, to the Pledgor, or its successors or assigns, or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

          (b) If at any time any monies collected or received by the Collateral Agent would, but for the provisions of this subsection (b), be payable pursuant to subsection (a) of this
Section in respect of any Contingent Secured Obligation, the Collateral Agent shall not apply such monies to pay such Contingent Secured Obligation but instead shall hold such monies in the Collateral Account. The Collateral Agent shall so hold all such monies until such time as the holder of such Contingent Secured Obligation advises the Collateral Agent (with at least three Business Days' prior notice to the Pledgor) that all or a specified part of such Contingent Secured Obligation has become a Non-Contingent Secured Obligation, whereupon the Collateral Agent shall apply the amount so held to pay such Non-Contingent Secured Obligation; provided that, if the other Secured Obligations theretofore paid pursuant to subsection (a) were not paid in full, the Collateral Agent shall apply the amount so held to pay the same percentage of such Non-Contingent Secured Obligation as the percentage of such other Secured Obligations theretofore paid pursuant to subsection (a). If (i) the holder of such Contingent Secured Obligation shall advise the Collateral Agent (with at least three Business Days' prior notice to the Pledgor) that no portion thereof remains in the category of a Contingent Secured Obligation and (ii) any amount held pursuant to this subsection (b) in respect of such Contingent Secured Obligation remains after payment of all ratable amounts payable pursuant to the preceding sentence with respect to any portions thereof that became Non-Contingent Secured Obligations, such remaining amount shall be applied by the Collateral Agent in the order of priorities set forth in subsection
(a) of this Section.

          (c) In making the payments and allocations required by this Section, the Collateral Agent may, (i) as to any Secured Obligations arising under an Interest Rate Protection Agreement or Further Letter of Credit Agreement, rely upon information from the applicable counterparty identified by the Pledgor pursuant to
Section 2, and (2) as to any Existing Indenture Obligations, rely upon information from the Trustee under the applicable Existing Debt Indenture and shall have no liability to the Pledgor or any other Secured Party for actions taken in reliance on such information except in the case of its gross negligence or willful misconduct. All distributions made by the Collateral Agent pursuant to this Section shall be final (except in the event of manifest error) and the Collateral Agent shall have no duty to inquire as to the application by the Secured Parties of any amount distributed to them.

          Section 12. Expenses. The Pledgor will upon demand pay to the Collateral Agent the amount of any and all expenses, including the fees and expenses of its counsel and the fees and expenses of any experts and agents which the Collateral Agent may incur in connection with (i) the collection of the Secured Obligations, (ii) the enforcement and administration of this Agreement, (iii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral,
(iv) the exercise or enforcement of any of the rights of the Collateral Agent or any Secured Party hereunder or (v) the failure by the Pledgor to perform or observe any of the provisions hereof. All amounts payable by the Pledgor under this Section 12 shall be due upon demand (and if not timely paid shall bear interest at 1% plus the rate that would be applicable to Tranche A Base Rate Loans under the Credit Agreement) and shall be part of the Secured Obligations. The Pledgor's obligations under this Section shall survive the termination of this Agreement and the discharge of the Pledgor's other obligations hereunder.

          Section 13.  No Waiver; Cumulative Remedies.

          (a) No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law.

          (b) In the event the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case, the Pledgor, the Collateral Agent and each holder of any of the Secured Obligations shall be restored to their respective former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of the Collateral Agent and the Secured Parties shall continue as if no such proceeding had been instituted.

          Section 14. The Collateral Agent. The Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement. The actions of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement (including in particular Article VII thereof). The obligations of the Collateral Agent hereunder are only those expressly set forth herein. In any case in which the Collateral Agent is authorized to exercise any power or discretion, the Collateral Agent may refuse from such exercise unless directed in writing by the Required Banks to act in the manner specified in such direction. The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of Collateral), in accordance with this Agreement and the Credit Agreement. The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent's resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent.

          Section 15. Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact. If the Pledgor shall fail to do any act or thing that it has covenanted to do hereunder or if any warranty on the part of the Pledgor contained herein shall be breached, the Collateral Agent if required by the Required Banks may (but shall not be obligated to) upon three Business Days notice to the Pledgor specifying the action to be taken, do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose. Any and all amounts so expended by the Collateral Agent shall be paid by the Pledgor promptly upon demand therefor, with interest at 1% plus the rate that would be applicable to Tranche A Base Rate Loans under the Credit Agreement during the period from and including the date on which such funds were so expended to the date of repayment. The Pledgor's obligations under this Section 15 shall survive the termination of this Agreement and the discharge of the Pledgor's other obligations under this Agreement, the Credit Agreement, any other Operative Agreement, any Interest Rate Protection Agreement and any Further Letter of Credit Agreement. The Pledgor hereby appoints the Collateral Agent its attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor, or otherwise, from time to time in the Collateral Agent's discretion to take any action and to execute any instrument consistent with the terms of this Agreement and the other Operative Agreements which the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement. The foregoing grant and such appointment shall be irrevocable for the term of this Agreement. The Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

          Section 16.  Indemnity.

          (a) Indemnity. The Pledgor agrees to indemnify, pay and hold harmless the Collateral Agent and each of the Secured Parties and the officers, directors, employees, agents and affiliates of the Collateral Agent and each of the Secured Parties (collectively called the "Indemnitees") from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs (including, without limitation, settlement costs), expenses or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto), which may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement, any other Operative Agreement, any Interest Rate Protection Agreement or any Further Letter of Credit Agreement (including, without limitation, any misrepresentation by the Pledgor in this Agreement, any other Operative Agreement or any Interest Rate Protection Agreement or any Further Letter of Credit Agreement) (the "indemnified liabilities"); provided that the Pledgor shall have no obligation to an Indemnitee hereunder, with respect to indemnified liabilities, if such indemnified liability arose from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Pledgor shall contribute the maximum which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them.

          (b) Survival. The obligations of the Pledgor contained in this Section 16 shall survive the termination of this Agreement and the discharge of the Pledgor's other obligations under this Agreement, any Interest Rate Protection Agreement, any Further Letter of Credit Agreement and the other Operative Agreements.

          (c) Reimbursement. Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Secured Obligations secured by the Collateral.

          Section 17. Modification in Writing. Other than in respect of any release of Collateral pursuant to Section 18 hereof, no amendment, modification, supplement, termination or waiver of or to any provision of this Agreement, nor consent to any departure by the Pledgor therefrom, shall be effective unless in writing and signed by the Collateral Agent and the Pledgor (with the requisite consent, if any, of the Banks, the Required Banks or the Releasing Banks required by Section 9.04 of the Credit Agreement); provided that without the consent of the Banks to whom a majority of the Interest Rate Obligations are owed, no such amendment, modification, supplement, termination or waiver may (i) exclude the Interest Rate Obligations from the definition of Secured Obligations or (ii) change the provisions of clause Second of
Section 11 hereof; provided further that without the consent of the Banks to whom a majority of the obligations under the Further Letter of Credit Agreements are owed, no such amendment, modification, supplement, termination or waiver may (i) exclude any Further Letter of Credit Agreement from the definition of Secured Obligations. or (ii) change the provisions of clause Second of
Section 11 hereof. Any amendment, modification or supplement of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Pledgor from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other Operative Agreement, no notice to or demand on the Pledgor in any case shall entitle the Pledgor to any other or further notice or demand in similar or other circumstances.

          Section 18. Termination; Release. (a) When all the Credit Agreement Secured Obligations have been paid in full and the Commitments of the Banks to make any Loan or to issue any Letter of Credit under the Credit Agreement have expired, or if earlier the occurrence of the Rating Target Date, this Agreement shall terminate, except as expressly set forth herein.

          (b)(i) The Pledgor may from time to time prior to the termination of this Agreement request the Collateral Agent to release all or any of the Collateral, which request shall be accompanied by a certificate of a Responsible Officer stating (A) whether such release is requested in connection with an Asset Sale,
(B) whether a Default has occurred and is continuing, (C) if such release is requested in connection with an Asset Sale, identifying the cash, Temporary Cash Investments and instruments comprising the Net Proceeds of such Asset Sale that, in the good faith determination of such Responsible Officer, are allocable to the Collateral requested to be released (the "Collateral Net Proceeds") and, if any of such Collateral is Intercompany Receivables Collateral, the portion of the Collateral Net Proceeds allocable to such Intercompany Receivables Collateral (the "Intercompany Collateral Net Proceeds") and (D) if such release is requested in connection with an Asset Sale, the amount, if any, of the cash and Temporary Cash Investments included in the Collateral Net Proceeds that is required to be applied by the Pledgor to the prepayment of the principal amount of the Loans pursuant to Section 2.09(b)(i) of the Credit Agreement within 14 days after the consummation of such Asset Sale and the date on which such prepayment is to be made. If such request is not in connection with an Asset Sale, the Collateral Agent shall release Collateral pursuant to such request but only with, if such Collateral does not include any Intercompany Receivables Collateral, the consent of the Releasing Banks and, if such Collateral does include any Intercompany Receivables Collateral, the consent of the Releasing Banks and the Non-Bank Secured Parties.

          (ii) If such request is in connection with an Asset Sale and such certificate states that no Default has occurred and is continuing, the Collateral Agent shall release Collateral pursuant to such request without the consent of any Secured Party but only against delivery to the Collateral Agent of (A) the Non-Bank Percentage of each element (cash, Temporary Cash Investments and instruments) of the Intercompany Collateral Net Proceeds (as set forth in such certificate) and (B) all other Collateral Net Proceeds.

          (iii) If such request is in connection with an Asset Sale and such certificate states that a Default has occurred and is continuing, the Collateral Agent shall release Collateral pursuant to such request without the consent of any Secured Party but only against delivery to the Collateral Agent of all cash and other property constituting the portion of the Net Proceeds of such Asset Sale allocable to the Collateral to be released (as set forth in such certificate).

          (iv) All such cash shall be held in the Collateral
Account and any such other property shall be held by the Collateral Agent as Proceeds, subject to the Lien hereof, and

          (A) in all cases, even if any other subclause below would otherwise apply, if an Event of Default shall occur and be continuing, applied pursuant to Section 11 hereof;

          (B) in the case of any cash or Temporary Cash Investments included in Collateral Net Proceeds held pursuant to subclause (ii)(B), applied for the account of the Pledgor (after reducing any such Temporary Cash Investments to cash) to make prepayments of the Loans pursuant to Section 2.09(b)(i) of the Credit Agreement as set forth in the related certificate of a Responsible Officer;

          (C) in the case of any instrument included in Collateral Net Proceeds held pursuant to subclause (ii)(B), all income thereon or other payments in respect thereof shall be applied for the account of the Pledgor to make prepayments of the Loans pursuant to
Section 2.09(b)(i) of the Credit Agreement as shall be specified from time to time in a certificate of a Responsible Officer;

          (D) in the case of any cash, Temporary Cash Investments and instruments held pursuant to clause (iii),

               (1)  an amount equal to the Non-Bank
Percentage of each element of the Intercompany Collateral Net Proceeds (determined as of the date the Collateral Agent received such Proceeds) shall be retained by the Collateral Agent until the termination of this Agreement (and then paid to the Pledgor or as it shall direct), provided that if the Collateral Agent receives a certificate of a Responsible Officer stating that the Non-Bank Secured Obligations have been paid in full, any such cash and Temporary Cash Investments shall be applied for the account of the Pledgor to make prepayments of the Loans to the extent required by
Section 2.09(b)(i) of the Credit Agreement and the balance, if any, paid to the Pledgor or as it shall direct and any instruments shall be applied as set forth in the immediately preceding clause (C), and

               (2)  as to the balance, if a Responsible          Officer
shall subsequently certify that no Default has occurred and is continuing, any such cash and Temporary Cash Investments shall be applied for the account of the Pledgor to make prepayments of the Loans to the extent required by Section 2.09(b)(i) of the Credit
Agreement and the balance, if any, paid to the Pledgor or as it shall direct and any instruments shall be applied as set forth in the immediately preceding clause (C), and

          (E) in the case of any cash or other property held pursuant to subclause (ii)(A), applied as set forth in subclause
(1) of the immediately preceding clause (D).

          (c) Upon termination of this Agreement or any release of Collateral in accordance with the provisions hereof, the Collateral Agent shall, upon the request and at the sole cost and expense of the Pledgor, forthwith assign, transfer and deliver to the Pledgor, against receipt and without recourse to or warranty by the Collateral Agent, such of the Collateral to be released (in the case of a release) as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Collateral, proper instruments (including Uniform Commercial Code termination statements on Form UCC-3) acknowledging the termination of this Agreement or the release of such Collateral, as the case may be.

          Section 19.  Collateral Account.

          (a) There is hereby established with the Collateral Agent a cash collateral account (the "Collateral Account") in the name and under the control of the Collateral Agent into which there shall be deposited from time to time the cash proceeds of the Collateral required to be delivered to the Collateral Agent pursuant to any provision of this Agreement. Any income received by the Collateral Agent with respect to the balance from time to time standing to the credit of the Collateral Account, including any interest or capital gains on Liquid Investments, shall remain, or be deposited, in the Collateral Account. All right, title and interest in and to the cash amounts on deposit from time to time in the Collateral Account together with any Liquid Investments from time to time made pursuant to subsection (c) of this Section shall vest in the Collateral Agent, shall constitute part of the Collateral hereunder and shall not constitute payment of the Secured Obligations until applied thereto as hereinafter provided.

          (b) Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent shall, if so instructed by the Required Banks, apply or cause to be applied (subject to collection) any or all of the balance from time to time standing to the credit of the Collateral Account in the manner specified in
Section 11. Upon the cure of such Event of Default, all Liquid Investments held by the Collateral Agent in the Collateral Account shall be reduced to cash and all cash amounts held in the Collateral Account shall be promptly returned to the Pledgor, provided that any Liquid Investments or cash held in the Collateral Account arising out of matters of the character described in
Section 6(d), 7(b) or 18 shall be applied as provided therein.

          (c) Amounts on deposit in the Collateral Account shall be invested and re-invested from time to time in such Liquid Investments as the Pledgor shall determine, which Liquid Investments shall be held in the name and be under the control of the Collateral Agent, provided that, if an Event of Default has occurred and is continuing, the Collateral Agent shall, if instructed by the Required Banks, liquidate any such Liquid Securities and apply or cause to be applied in the proceeds thereof to the payment of the Secured Obligations in the manner specified in Section 11.

          Section 20. Definitions. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Credit Agreement. Unless otherwise defined herein or in the Credit Agreement, or unless the context otherwise requires, all terms used herein which are defined in Article 9 of the New York Uniform Commercial Code as in effect on the date hereof have the meanings stated therein. The following terms shall have the following meanings.

          "Bank Collateral" means all Collateral other than Intercompany Receivables Collateral.

          "Bank Secured Obligations" means the Secured Obligations other than the Non-Bank Secured Obligations, provided that at any time of determination no amount of the Pledgor's obligations under any Interest Rate Protection Agreement shall be included in Bank Secured Obligations that are Non-Contingent Secured Obligations unless such obligations are then due and payable.

          "Contingent Secured Obligation" means at any time any Secured Obligation (or portion thereof) that is at such time:

          (i) an obligation to reimburse a Bank for drawings not yet made under a letter of credit issued or to be issued by such Bank or

          (ii) an obligation to provide collateral to or for the benefit of a Bank to secure reimbursement obligations arising from drawings not yet made under a letter of credit issued or to be issued by such Bank or to make any other payment to the Issuing Bank that such Issuing Bank would not be entitled to retain if no drawings were made under the relevant letter of credit after the time of determination.

          "Credit Agreement Secured Obligations" means the Secured Obligations arising under the Credit Agreement.

          "Documents" shall mean all documents and all books, records, ledgers, printouts, computer recording media, data files, tapes, file materials and other papers containing information relating to (a) Receivables and any account debtors, beneficiaries and subcontractors in respect thereof and (b) all other Collateral.

          "Existing Debt Indentures" means (i) the Indenture dated as of December 1, 1989, as supplemented to the date hereof, from the Pledgor to Morgan Guaranty Trust Company of New York, as Trustee, and (ii) the Indenture dated as of March 15, 1986, as supplemented to the date hereof, from the Pledgor to Morgan Guaranty Trust Company of New York, as Trustee.

          "Existing Indenture Obligations" means the notes and debentures of the Pledgor outstanding from time to time under the Existing Debt Indentures, provided that the term Existing Indenture Obligations shall not include any such securities that are not issued and outstanding on July 19, 1994 unless such securities have been issued in exchange or substitution (which do not include any refinancing or refunding) for any securities constituting Existing Indenture Obligations that were outstanding on July 19, 1994.

          "Intercompany Receivable" means any Receivable the obligor of which is a Domestic Subsidiary (as defined in the Existing Debt Indentures).

          "Intercompany Receivables Collateral" means the
Intercompany Receivables, any instruments, chattel paper or Document relating to any Intercompany Receivables and any Proceeds of any thereof.

          "Inventory" shall mean all inventory and, in any event, shall include, without limitation, wherever located, and whether now existing or hereafter acquired, all raw materials, work in process, returned goods, finished goods and consigned goods to the extent of the consignee's interest therein, materials and supplies of any kind or nature which are or might be used in connection with the manufacture, printing, publication, packing, shipping, advertising, selling or finishing of any such goods, and all other products, goods, materials and supplies, provided, however, that personal computers, electronic point-of-sale equipment and related software and printers ("Computer Equipment") shall not constitute Inventory.

          "Liquid Investment" means (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United Sates or any agency thereof, (ii) commercial paper rated in the highest grade by a nationally recognized credit rating agency or (iii) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company (including a bank or trust company acting as the Collateral Agent or a co-agent hereunder) which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $1,000,000,000; provided in each case that (x) such Liquid Investment matures within 90 days from the date of acquisition thereof and (y) in order to provide the Collateral Agent, for the benefit of the Secured Parties, with a perfected security interest therein, such Liquid Investment is:

          (1) evidenced by a certificate or instrument which is negotiable, or if non-negotiable is issued in the name of the Collateral Agent or its nominee, and which (together with any appropriate instruments of transfer) is delivered to, and held by, the Collateral Agent or an agent thereof (which shall not be the Pledgor or any of its Affiliates) in the State of New York;

          (2) issued by the U.S. Treasury in book-entry form and subject to pledge under then applicable state law and Treasury regulations and held by the Collateral Agent at a Federal Reserve Bank; provided that the books of the Collateral Agent reflect that such Treasury securities are held as Collateral under this Agreement in compliance with then applicable Treasury regulations regarding the perfection of security interests in Treasury securities; or

          (3) otherwise issued, evidenced, registered or recorded in such manner as will provide the Collateral Agent, for the benefit of the Secured Parties, with a perfected security interest therein.

          "Non-Bank Percentage" means, as of any time of determination, the percentage obtained by dividing the then-outstanding principal amount of the Non-Bank Secured Obligations by the sum of the then - outstanding principal amount of (a) the Non-Bank Secured Obligations and (b) any Bank Secured Obligations that are Non-Contingent Secured Obligations.

          "Non-Bank Secured Obligations" means the Secured
Obligations held by the Non-Bank Secured Parties.

          "Non-Bank Secured Parties" means the holders from time to time of the Secured Obligations consisting of the Existing
Indenture Obligations.

          "Non-Contingent Secured Obligation" means at any time any Secured Obligation (or portion thereof) that is not a Contingent
Secured Obligation at such time.

          "Permitted Liens" means any Lien permitted by clauses
(a), (b), (c), (d), (e), (f), (g) and (o) of Section 5.10 of the
Credit Agreement.

          "Proceeds" shall mean all proceeds and, in any event, shall include, without limitation, any and all (i) proceeds of any insurance (except payments made to a Person which is not a party to this Agreement), indemnity, warranty or guaranty payable to the Collateral Agent or to the Pledgor from time to time with respect to any of the Collateral, (ii) payments (in any form whatsoever) made or due and payable to the Pledgor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting on behalf of a governmental authority), (iii) instruments representing obligations to pay amounts in respect of Inventory or Receivables, (iv) products of the Collateral and (v) other amounts from time to time paid or payable under or in connection with any of the Collateral.

          "Receivables" shall mean:

          (a) all of the Pledgor's rights to payment for goods sold or services performed by the Pledgor or any other party, whether now in existence or arising from time to time hereafter, evidenced by or consisting of accounts, together with (i) all instruments or chattel paper received in exchange or substitution for, or in payment or other satisfaction of, any such account (but not including any instrument or chattel paper arising out of a transaction of the character described in the proviso to Section 5(k)), and (ii) all of the Pledgor's rights under any guarantees, indemnities, letters of credit or other collateral securing the payment of any such account, provided that any receivables related to services provided in connection with the lease of Computer Equipment shall not constitute Receivables hereunder; and

          (b) any chattel paper or instrument or any right to receive a payment of money which constitutes an account, contract right or general intangible, but only in such instances where the obligor is the Borrower or a Subsidiary, and all of the Pledgor's rights under any guarantees, indemnities, letters of credit or other collateral securing the payment of any thereof.

          "Responsible Officer" means the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the
Chief Financial Officer, the Chief Operating Officer, the President or the Treasurer of the Pledgor.

          "Secured Parties" means (i) the holders from time to time of the Secured Obligations and (ii) the Collateral Agent, provided that for purposes of any notice to or consent required from the Non-Bank Secured Parties, the Trustee under each Existing Debt Indenture at the time in question shall be treated as the Non-Bank Secured Party with respect to the Existing Indenture Obligations thereunder and all payments to be made to or for the benefit of any holder of an Existing Indenture Obligation shall be made to the Trustee in question and the Collateral Agent shall have no further responsibilities or liability with respect thereto.

          "Security Interests" means the security interests in the Collateral granted hereunder securing the Secured Obligations.

          Section 21. Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner set forth in the Credit Agreement, if to the Pledgor, addressed to it at the address set forth on the signature page hereof, if to the Collateral Agent, addressed to it at the address set forth on the signature page of this Agreement or as to any party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 21; provided that notices to the Collateral Agent shall not be effective until received by the Collateral Agent.

          Section 22. Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Collateral and shall (i) be binding upon the Pledgor, its successors and assigns, and (ii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and each of their respective successors, transferees and assigns; no other Persons (including, without limitation, any other creditor of the Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Bank may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Bank, herein or otherwise, subject however, with respect to any Bank, to the provisions of the Credit Agreement and provided further than no counterparty to an Interest Rate Protection Agreement or a Further Letter of Credit Agreement shall be entitled to the benefits hereof unless it is also a Bank.

          Section 23. GOVERNING LAW; TERMS. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR PROPERTY ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

          Section 24. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PLEDGOR WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT THE PLEDGOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE COLLATERAL AGENT TO BRING PROCEEDINGS AGAINST THE PLEDGOR IN THE COURTS OF ANY OTHER JURISDICTION.

          Section 25. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

          Section 26. Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

          Section 27. Headings. The Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

          Section 28. Obligations Absolute. All obligations of the Pledgor hereunder shall be absolute and unconditional irrespective of:

          (i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of the Pledgor;

          (ii) any lack of validity or enforceability of the Credit Agreement, any Letter of Credit, any Interest Rate
Protection Agreement, any Further Letter of Credit Agreement or any other Operative Agreement, or any other agreement or instrument relating thereto;

          (iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any Letter of Credit, any Interest Rate Protection Agreement, any Further Letter of Credit Agreement or any other Operative Agreement, or any other agreement or instrument relating thereto;

          (iv) any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

          (v) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect of this Agreement, any Interest Rate Protection Agreement, any Further Letter of Credit Agreement, or any other Operative Agreement except as specifically set forth in a waiver granted pursuant to the provisions of Section 17 hereof; or

          (vi) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Pledgor.

          Section 29.  Future Advances.  This Agreement shall
secure the payment of any amounts advanced from time to time pursuant to the Credit Agreement or any Further Letter of Credit
Agreement.

          Section 30. Appointment of Co-Agents. At any time or times, in order to comply with any legal requirement in any jurisdiction or in connection with Section 6(d), the Collateral Agent may appoint another bank or trust company or one or more other persons, either to act as co-agent or co-agents, jointly with the Collateral Agent, or to act as separate agent or agents on behalf of the Secured Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and may be specified in the instrument of appointment (which may, in the discretion of the Collateral Agent, include provisions for the protection of such co-agent or separate agent similar to the provisions of or incorporated by reference in Section 14. Notwithstanding any such appointment but only to the extent not inconsistent with such legal requirements or, in the reasonable judgment of the Collateral Agent, not unduly burdensome to it or any such co-agent, the Pledgor shall, so long as no Event of Default shall have occurred and be continuing, be entitled to deal solely and directly with the Collateral Agent rather than any such co-agent in connection with the Collateral Agent's rights and obligations under this Agreement.

          Section 31. The other provisions of this Agreement to the contrary notwithstanding, the obligation of the Pledgor to file financing statements in the State of Tennessee with respect to Collateral shall be subject to the following. Financing statements need be filed in the State of Tennessee by the Pledgor and all other parties to a Security Document (collectively, the "Pledgors") only with respect to Collateral having an aggregate value equal to $108.25 million, to be allocated among all Pledgors on the basis of the estimated value of Inventory located in Tennessee owned by each of them as of a date reasonably proximate to the date hereof, provided that this sentence shall not affect the determination at any time of whether the Collateral Requirement has been met. In connection with the foregoing, the Pledgor represents and warrants to the Collateral Agent, for the benefit of the Banks, that the aggregate value as of a date reasonably proximate to the date hereof of all Inventory owned by the Pledgors located in the State of Tennessee is approximately $90.2 million.

          IN WITNESS WHEREOF, the Pledgor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

                           FLEMING COMPANIES, INC., as
                           Pledgor


                           By /s/ John M. Thompson
                              Name:  John M. Thompson
                              Title: Vice President

                           P. O. Box 26647
                           6301 Waterford Boulevard
                           Oklahoma City, Oklahoma  73126
                           Attn: Treasurer
                           Telecopier: (405) 840-7202


                           MORGAN GUARANTY TRUST COMPANY
                           OF NEW YORK, as Collateral Agent


                           By  /s/ Michael C. Mauer
                              Name:  Michael C. Mauer
                              Title: Vice President

                              Notice Address:
                              60 Wall Street
                              New York, New York 10260
                              Attention:  Loan Department
                              Telecopier:  (212) 648-5336
                              Telex: 177615